                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               PLANTRONICS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                PRELIMINARY COPY

                                PLANTRONICS, INC.

                           ---------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 30, 1997


TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PLANTRONICS, INC., a Delaware corporation (the "Company"), will be held on Wednesday, July 30, 1997 at 3:00 p.m. local time, at the offices of Plantronics, Inc., 375 Encinal Street, Second Floor, Santa Cruz, California for the following purposes:

         1. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors are elected.

         2. To increase the authorized number of shares of Common Stock of the Company from 25,000,000 to 40,000,000 shares.

         3. To ratify the appointment of Price Waterhouse LLP as independent public accountants of the Company for the fiscal year ending March 28, 1998.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on June 3, 1997 are entitled to notice of and to vote at the meeting.

         To assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       John A. Knutson
                                       Secretary

Santa Cruz, California
June 23, 1997


                             YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                                PRELIMINARY COPY

                                PLANTRONICS, INC.

                           ---------------------------

                            PROXY STATEMENT FOR 1997
                         ANNUAL MEETING OF STOCKHOLDERS
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed Proxy is solicited on behalf of the Board of Directors of PLANTRONICS, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Wednesday, July 30, 1997 at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 375 Encinal Street, Second Floor, Santa Cruz, California. The Company's principal executive offices are located at 337 Encinal Street, Santa Cruz, California 95060 and the telephone number at that location is (408) 426-6060.

         These proxy solicitation materials and the Annual Report to Stockholders for the fiscal year ended March 29, 1997, including financial statements, were first mailed on or about June 23, 1997 to all stockholders entitled to vote at the meeting.

RECORD DATE AND VOTING SECURITIES

         Stockholders of record at the close of business on June 3, 1997 are entitled to notice of and to vote at the meeting. At the record date, 8,203,224 shares of the Company's authorized Common Stock were issued and outstanding and held of record by 89 stockholders. No shares of the Company's authorized Preferred Stock were outstanding.

REVOCABILITY OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

         Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

         This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

         The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST" or "WITHHELD" with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

         While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions (i.e. votes of "WITHHELD"), the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

         Under current Delaware case law, while broker non-votes (i.e. the votes of shares held of record by brokers as to which the underlying beneficial owners have given no voting instructions) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will make a quorum more readily obtainable but the broker non-vote will not otherwise affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than February 23, 1998 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

NOMINEES

         A board of seven directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

         Pursuant to the terms of a Board Designation Agreement between the Company and Citicorp Venture Capital, Ltd. ("CVC"), the Company's largest stockholder, the Company will nominate and support for election to the Board of Directors three designees of CVC. Directors Logan, Muqaddam and O'Mara are the nominees designated by CVC. See "Board Designation Agreement" below for a description of the Board Designation Agreement. See also "Additional Information--Security Ownership of Principal Stockholders and Management."

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

The names of the nominees and certain information about them as of June 3, 1997 are set forth below:

                                                                                 DIRECTOR
NAME OF NOMINEE                AGE    POSITIONS WITH THE COMPANY                  SINCE
-----------------------------  ---    -------------------------------------      --------
Robert S. Cecil..............  62     Chairman of the Board of Directors,         1992
                                      President and Chief Executive Officer
Robert F.B. Logan(1).........  64     Director                                    1997
M. Saleem Muqaddam(1)........  50     Director                                    1994
John Mowbray O'Mara(2).......  69     Director                                    1994
Trude C. Taylor(2)...........  76     Director                                    1989
J. Sidney Webb(2)............  77     Director                                    1990
David A. Wegmann(1)..........  50     Director                                    1988

---------------------------
(1)   Member of the Audit Committee.
(2)   Member of the Compensation Committee.


         MR. CECIL joined the Company in March 1992 as President, Chief Executive Officer and Director, and in September 1993 he was elected Chairman of the Board of Directors. From 1984 to December 1991, Mr. Cecil held a number of positions with LIN Broadcasting Corporation, a subsidiary of McCaw Cellular Communications Inc. that provides cellular services in North America, including President of its Cellular Group. From 1977 to 1984, he held various positions with Motorola. Inc., including Vice President and Corporate Director of Marketing. Prior to that he held various senior sales and marketing management positions with IBM Corporation. Mr. Cecil also serves on the Board of Directors of Toll Free Cellular, Inc., a private cellular company, and TAB Products Co., which manufactures and markets a broad range of filing systems and supplies, systems furniture, computer-related products and forms processing equipment.

         MR. LOGAN joined the Board of Directors on April 29, 1997 replacing Richard D. Banziger who resigned for business reasons on April 28, 1997. Mr. Logan has more than 30 years of diverse senior executive experience. Most recently, he was chairman and CEO of Banc One Arizona and Bank One Arizona from April 1995 to March 1996. From May 1993 to March 1995 he served as director of Banc One Arizona and from January 1990 to April 1993 he was President and Chief Operating Officer of Valley National, the predecessor of Bank One Arizona. Prior to 1990 Mr. Logan was President and Chief Executive Officer of Alexander Hamilton Life Insurance Company, Chief Financial Officer for Continental Grain Company of New York, and Executive Vice President of the Merchant Banking Group at Citicorp. Mr. Logan currently is a member of the boards of directors of EABC, a broadcasting company, York International Corporation, an air conditioning and refrigeration products manufacturer, Bank One Arizona Corporation, a commercial bank, and Banc One Capital Partners, an investment partnership.

         MR. MUQADDAM has served as a Vice President of CVC and its affiliated investment companies since 1989. Previously he spent 15 years with Citibank, N.A. and its affiliates in senior management positions. Mr. Muqaddam is a director of Pamida Holdings Corporation, Chromcraft Remington Inc. and Fairwood Corporation.

         MR. O'MARA has been a management consultant since May 1993. From May 1990 to May 1993, he served as Chairman of the Executive Committee of Quality Care Systems, Inc., a provider of computer-based "expert" medical cost containment systems. From August 1988 through December 1989, Mr. O'Mara served as Chairman of the Board and Chief Executive Officer of Global Natural Resources, Inc. Prior to 1988, Mr. O'Mara spent 22 years as an investment banker, serving most recently as Managing Director for Chase Investment Bank, a subsidiary of Chase Manhattan Bank, N.A. Mr. O'Mara is a director of Baldwin & Lyons, Inc. and The Midland Company.

         MR. TAYLOR has been a private investor since 1987 and a principal in TC Associates, a management consulting firm, since 1984. He served as a director of the Company's former operating subsidiary, Plantronics, Inc., from 1969 until its merger into the Company in January 1994. He was Chairman of the Board of Directors and a Director of Zehntel, Inc. ("Zehntel"), a manufacturer of automated test equipment and a former subsidiary of Plantronics, Inc., from 1984 to 1987, Chief Executive Officer of Zehntel from 1984 to 1985 and Chairman of the Board of Directors, President and Chief Executive Officer of Electronic Memories and Magnetics Corporation, a manufacturer of computer peripherals, from 1969 until 1984. He is also a director of Dense PAC Microsystems, Inc.
and Xylan Corporation.

         MR. WEBB has been Chairman of the Board of Directors of The Titan Corporation since 1984. The Titan Corporation designs, manufactures and installs high technology information and electronic products and systems for government, commercial and international clients. Mr. Webb was a director of the Company's former operating subsidiary, Plantronics, Inc., from 1983 to 1989, and rejoined the boards of directors of that corporation and the Company in January 1990. He was a private investor and consultant from 1981 to 1984. Prior to that, he was Vice Chairman of TRW, Inc. until 1981. He is currently a director of EIP Microwave, Inc., Amdahl Corporation and Visigenics Software, Inc.

         MR. WEGMANN has been a private investor since August 1988. Prior to that, he was a Vice President of CVC. Mr. Wegmann was the sole director of the Company from its inception in August 1988 until March 1989. He also served as a director of the Company's former operating subsidiary, Plantronics, Inc., from March 1989 until its merger with the Company in January 1994. Mr. Wegmann is also a director of Compression Labs, Incorporated and Innoserv Technologies, Inc.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held a total of four meetings during the fiscal year ended March 29, 1997. Each director attended 100% of the meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or any committee performing such functions.

         The Compensation Committee, which consists of directors Taylor, Webb and O'Mara, met once, and acted by unanimous written consent four times, during the fiscal year. This Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other highly compensated employees of the Company and administers various incentive compensation and benefit plans. Mr. O'Mara was appointed to the Compensation Committee as the designee of CVC pursuant to the terms of the Company's 1993 Stock Plan.

         The Audit Committee, which consisted, as of the end of the Fiscal Year, of directors Muqaddam, Wegmann and former director Banziger, met once during the fiscal year. Mr. Logan replaced Mr. Banziger on April 29, 1997 due to Mr. Banziger's resignation. This Committee is responsible for overseeing actions taken by the Company's independent auditors and reviews the Company's internal financial controls.

COMPENSATION OF DIRECTORS

         The directors of the Company, other than directors who are also executive officers, receive a retainer fee of $5,000 per quarter, plus a fee of $1,000 for attendance at each meeting of the Board of Directors and the Audit and Compensation Committees. Directors also are entitled to reimbursement of expenses incurred in connection with attendance at meetings.

         Each non-employee director of the Company is entitled to participate in the Company's 1993 Director Stock Option Plan (the "Director Plan"). Pursuant to the Director Plan, directors Muqaddam, O'Mara, Taylor, Webb,

Wegmann and former director Banziger each received on January 15, 1997 an option to purchase 500 shares of Common Stock at an exercise price of $47.75 per share.

BOARD DESIGNATION AGREEMENT

         The Company and CVC are parties to a Board Designation Agreement under which the Company will nominate for election to the Board of Directors of the Company up to three designees of CVC and will solicit proxies in favor of the election of such nominees. During the term of such agreement, for so long as CVC owns at least 66-2/3% of the Common Stock held by it immediately following the Company's initial public offering, the Company has agreed to nominate and support the election of three CVC designees to the Board of Directors. During any period that CVC owns more than 15% of the outstanding Common Stock of the Company (on a fully diluted basis assuming exercise of all outstanding options or warrants to purchase Common Stock and the conversion of all securities convertible into Common Stock) but less than 66-2/3% of the Common Stock held by it immediately following the Company's initial public offering, the Company will nominate and support for election two CVC designees. For so long as CVC owns at least 10% of the outstanding Common Stock of the Company on a fully diluted basis, the Company will nominate and support for election at least one CVC designee. Additionally, any interim term vacancy of any directorship held by a CVC designee immediately prior to such vacancy shall be filled by a nominee selected by a majority of the remaining CVC designee(s). Interim term vacancies of any directorships held by non-CVC designees shall be filled by a nominee selected by a majority of the remaining Board members that are neither CVC designees nor the Company's Chief Executive Officer. The Agreement expires on the earlier to occur of (i) January 19, 2004 (the tenth anniversary of the Company's initial public offering) and (ii) the date on which CVC no longer has the right under the agreement to designate a director for nomination to the Company's Board of Directors.

VOTE REQUIRED

         If a quorum is present and voting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the meeting, but will have no other legal effect upon the election of directors under Delaware law.


                                  PROPOSAL TWO

                       INCREASE IN AUTHORIZED COMMON STOCK

         The Company wishes to amend its restated certificate of incorporation (the "Certificate"), as currently in effect, to increase the authorized Common Stock of the Company from 25,000,000 to 40,000,000 shares.

         As a result of the proposed change, the authorized capital stock of the Company would consist of 1,000,000 shares of undesignated Preferred Stock, of which there are no shares outstanding, and 40,000,000 shares of Common Stock, of which there were 8,203,224 shares outstanding on June 3, 1997. In addition, as of June 3, 1997, options to purchase 1,826,334 shares of the Company's Common Stock were outstanding under the Company's 1993 Stock Plan, and options to purchase 19,562 shares of Common Stock were outstanding under the Company's 1993 Director Stock Option Plan. As of June 3, 1997, 253,287 shares of Common Stock had been reserved to cover future grants (and subsequent exercise) of options under the 1993 Stock Plan, 10,438 shares of Common Stock had been reserved to cover future grants (and subsequent exercise) of options under the 1993 Director Stock Option Plan, and 19,419 shares of Common Stock had been reserved to cover future share issuances under the Company's 1996 Employee Stock Purchase Plan. The Company also currently anticipates issuing to employees up to an aggregate of 350,613 treasury shares of Common Stock repurchased by the Company in Fiscal Year 1997. Issuances of these treasury shares may be made pursuant to elections by participants in the Company's Annual Profit Sharing/Individual Savings

Plan (401k Plan) to purchase Company Common Stock, under the Company's Basic Deferred Compensation Plan, and under the Senior Executive Stock Purchase Plan. As of June 3, 1997, 14,510 of such 350,613 shares had been issued to employees of the Company.

PURPOSE AND EFFECT OF AMENDMENT

         The purpose of the proposed amendment to the Certificate is to authorize additional shares of Common Stock which will be available in the event that the Board of Directors determines that it is necessary or appropriate to effect future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets through the issuance of securities, to establish a strategic relationship with a corporate partner through the exchange of securities, or to take such other action necessitating additional shares of stock as deemed appropriate by the Board of Directors. In determining the appropriate level of authorized shares of Common Stock, the Board of Directors considered, among other factors
(i) that as of June 3, 1997, approximately 10.7 million shares of Common Stock were issued or reserved for issuance, including the currently anticipated issuance of the 350,613 treasury shares to employees (ii) that were the Company to effect a two-for-one stock split in the future, a minimum of approximately
21.4 million authorized shares would be required, and (iii) that such splits facilitate absolute increases in the employee stock option pool, which in turn, provides for broader employee participation in the stock option program while simultaneously reducing (on a percentage basis) the potential dilutive effect of aggregate grants to existing shareholders. If the proposed amendment is adopted, 15,000,000 additional shares of Common Stock will be available for issuance by the Board of Directors without any further stockholder approval, although certain issuances of shares may require stockholder approval in accordance with the requirements of the New York Stock Exchange or the Delaware General Corporations Law. The holders of Common Stock have no preemptive rights to purchase any stock of the Company. The additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present common stockholders.

         The flexibility of the Board of Directors to issue additional shares of stock could enhance the Board's ability to negotiate on behalf of the stockholders in a takeover situation. Although it is not the purpose of the proposed amendment, the authorized but unissued shares of Common Stock (as well as the authorized but unissued shares of Preferred Stock) also could be used by the Board of Directors to discourage, delay or make more difficult a change in the control of the Company. For example, such shares could be privately placed with purchasers who might align themselves with the board in opposing a hostile takeover bid. The issuance of additional shares might serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock. The Company has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including: (A) provisions in the 1993 Stock Plan providing for the acceleration of exercisability of outstanding options in the event of a "change in control" (defined to include (i) acquisition by a party other than Citicorp Venture Capital, Ltd. ("CVC") of 40% of the Company, (ii) a change in the composition of the Board of Directors within a two-year period such that fewer than a majority of directors are incumbent directors, and (iii) a merger in which securities of the Company prior to such merger represent less than 70% of the surviving entity, or a plan or agreement approved by the stockholders for liquidation of the Company or sale of substantially all of the Company's assets); (B) provisions in the 1993 Director Stock Option Plan providing for the acceleration of exercisability of outstanding options in the event of a merger or sale of substantially all assets of the Company upon which the surviving entity does not either assume or substitute for such options; (C) provisions of the Certificate authorizing the Board to issue up to 1,000,000 shares of Preferred Stock with terms, provisions and rights fixed by the Board; (D) provisions in the Certificate requiring a two-thirds vote of the Common Stock to amend the article of the Bylaws concerning directors of the Company, provisions in the Certificate and the Bylaws eliminating stockholder actions by written consent, and provisions in the Bylaws requiring a two-thirds vote of the Board of Directors to approve a sale of substantially all assets, the issuance of capital stock or rights to acquire capital stock of the Company, or amend the Certificate or Bylaws; and (E) provisions of the Board Designation Agreement dated as of October 22, 1993 between the Company and CVC pursuant to which CVC has the right to designate three of the seven members of the Board of Directors currently provided for in the Bylaws. The Board of Directors is not aware of any pending or proposed effort to acquire control of the Company.

VOTE REQUIRED

         The approval of the amendment to the Certificate requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE AN ADDITIONAL 15,000,000 SHARES OF COMMON STOCK.


                                 PROPOSAL THREE

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Price Waterhouse LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending March 28, 1998, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

         Price Waterhouse has audited the Company's financial statements annually since 1988. Representatives of Price Waterhouse will be available before the meeting to respond to any appropriate questions, and such representatives will have an opportunity to make a statement at the meeting if they desire to do so.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                             ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth certain information with respect to beneficial ownership of Common Stock of the Company as of June 3, 1997 as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws.



                                                                      COMMON
                                                                      STOCK     APPROXIMATE
       FIVE PERCENT STOCKHOLDERS, DIRECTORS                       BENEFICIALLY   PERCENTAGE
          AND CERTAIN EXECUTIVE OFFICERS                            OWNED(1)      OWNED(2)
------------------------------------------------------------        ---------     --------
Citicorp Venture Capital Ltd. (3) ..........................        2,928,084      35.7%
   399 Park Avenue, 6th Floor
   New York, NY 10043
Vanguard/PRIMECAP Fund, Inc. (4) ...........................          804,000       9.8
   P.O. Box 2600
   Valley Forge, PA 19482-2600
Wellington Management Company, LLP (5) .....................          554,600       6.8
   75 State Street
   Boston, MA 02109
The Capital Group Companies, Inc. (6) ......................          500,000       6.1
   333 South Hope Street
   Los Angeles, CA 90071
Robert S. Cecil ............................................          808,089       9.0
   337 Encinal Street
   Santa Cruz, CA 95060
Robert F.B. Logan ..........................................                0        *
M. Saleem Muqaddam .........................................            2,251        *
John Mowbray O'Mara ........................................            6,251        *
Trude C. Taylor ............................................           48,041        *
J. Sidney Webb (7) .........................................           13,814        *
David A. Wegmann ...........................................          154,197       1.9
Bruce Gregory ..............................................           23,636        *
David Huddart ..............................................            7,470        *
S. Kenneth Kannappan .......................................           17,144        *
John A. Knutson ............................................            1,780        *
All directors and executive officers as a group (15 persons)        1,095,295      12.1

----------------
 *    Less than 1%.
(1) Includes stock subject to stock options held by directors and executive officers that are exercisable within 60 days of June 3, 1997, as follows:
      Mr. Cecil, 800,922 shares; Mr. Logan, 0 shares; Mr. Muqaddam, 2,251 shares; Mr. O'Mara, 2,251 shares; Mr. Taylor, 2,251 shares; Mr. Webb, 2,251 shares; Mr. Wegmann, 2,251 shares; Mr. Gregory, 23,636 shares; Mr. Huddart, 7,470 shares; Mr. Kannappan, 14,823 shares; Mr. Knutson, 1,251 shares; and all directors and executive officers as a group, 871,127 shares.
(2)   Based on 8,203,224 outstanding shares of Common Stock on June 3, 1997.
(3) Citicorp Venture Capital, Ltd. is a wholly-owned subsidiary of Citibank, N.A., which is in turn a wholly-owned subsidiary of Citicorp. Information provided herein is based solely on Citicorp's Schedule 13G dated
      February 14, 1997.

(4) Vanguard/PRIMECAP Fund, Inc. claims sole voting power and shared dispositive power as to the 804,000 shares. Information provided herein is based solely on Vanguard/PRIMECAP Fund, Inc.'s Schedule 13G dated February 10, 1997.
(5) Wellington Management Company, LLP, in its capacity as investment advisor, may be deemed to beneficially own 554,600 shares which are held of record by its clients. Wellington Management Company, LLP claims shared dispositive power as to the 554,600 shares and shared voting power as to 430,600 shares. Information provided herein is based solely on Wellington Management Company's Schedule 13G dated January 24, 1997.
(6) The Capital Group Companies, Inc. wholly owns Capital Research and Management Company, an investment management company, which along with The Capital Group Companies, Inc. claims sole dispositive power as to the 500,000 shares. Capital Research and Management Company serves as an investment adviser to SMALLCAP World Fund, Inc., which claims sole voting power as to the 500,000 shares. The Capital Group Companies, Inc. and Capital Research and Management Company disclaim beneficial ownership of such shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended. Information provided herein is based solely on joint Schedules 13G for these three entities dated February 12, 1997 and a letter to the Company from such entities also dated February 12, 1997.
(7)   Includes 11,563 shares held in the name of the Webb Family Trust.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by the Company during the fiscal years ended April 1, 1995, March 30, 1996 and March 29, 1997 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                               ANNUAL COMPENSATION
                                                   --------------------------------------------    LONG-TERM
                                                                                                  COMPENSATION
                                                                                  OTHER ANNUAL       AWARDS       ALL OTHER
                 NAME AND                                                         COMPENSATION      ----------   COMPENSATION
             PRINCIPAL POSITION              YEAR     SALARY($)(1)    BONUS($)       ($)(2)         OPTIONS(#)      ($)(3)
-------------------------------------------- ----     ------------    --------     -----------      ----------   ------------
Robert S. Cecil............................. 1997       $478,500      $478,500     $  2,097(4)            --      $ 172,059
   Chairman of the Board of Directors,       1996        445,875       515,875       52,522(5)            --        160,434
   Presidebt and Chief Executive Officer     1995        435,000       435,000       33,371(5)            --        140,228
Bruce Gregory(6)............................ 1997        179,237        69,226              --        10,000         80,301
   Vice President--Marketing                 1996        190,622        44,862              --            --             --
                                             1995        188,732        48,988              --            --             --
David Huddart(6)............................ 1997        124,433        58,144              --        10,000             --
   Vice President--Worldwide Engineering     1996         72,085        28,865              --        21,000             --
   and Technology                            1995         35,446         6,272              --         4,000             --
S. Kenneth Kannappan........................ 1997        161,253        92,487       18,580(7)        15,000         58,402
   Senior Vice President                     1996        179,883(8)         --              --        22,340         45,722
                                             1995         19,846            --              --        17,660          2,421
John A. Knutson............................. 1997        133,538       158,538          795(4)         5,000         48,559
   Vice President--Legal, Senior General     1996        125,775       125,775              --            --         46,008
   Counsel and Secretary                     1995        116,500       116,500              --        20,000         37,907

---------------------------
(1)   Includes salary deferred at the election of the executive officer.
(2) Includes perquisites only where the aggregate amount thereof equals or exceeds the lesser of $50,000 or 10% of the salary plus bonus for the executive officer.
(3) Amounts shown include (i) $1,039 (except for Messrs. Gregory and Huddart who received $0 and Mr. Kannappan who received $168), $987 (except for Messrs. Gregory and Huddart who received $0 and Mr. Kannappan who received $964) and $830 (except for Mr. Gregory who received $530 and Mr. Huddart who received $0) in life and disability payments paid by the Company in fiscal years 1995, 1996 and 1997, respectively; (ii) the following contributions by the Company under the quarterly profit sharing plan in fiscal years 1995, 1996 and 1997, respectively: Mr. Cecil ($64,062, $75,609 and $80,609), Mr. Gregory (none, none and $32,575), Mr. Huddart (none, none and none), Mr. Kannappan ($2,253, $21,208 and $27,143) and Mr. Knutson ($16,981, $21,346 and $22,486); and (iii) the following contributions by the Company under the annual profit sharing/individual saving plan for fiscal years 1995, 1996 and 1997, respectively: Mr. Cecil ($75,127, $83,838 and $90,620), Mr. Gregory (none, none and $47,196), Mr.
      Huddart (none, none and none), Mr. Kannappan (none, $23,550 and $30,429) and Mr. Knutson ($20,926, $23,675 and $25,243).

(4) Reflects the dollar value of the difference between the price paid by Messrs. Cecil and Knutson for shares of the Company's stock, purchased pursuant to the Company's Senior Executive Stock Purchase Plan, and the fair market value of such stock at the date of purchase.
(5) Represents amounts reimbursed for taxes on certain benefits and $2,500 and $37,645 paid by the Company in 1995 and 1996, respectively, in connection with the relocation of Mr. Cecil.
(6)   Amounts calculated based on an exchange rate of 0.637145, 0.64008, and
      0.6268 British pounds to one United States dollar, for 1995, 1996 and 1997, respectively.
(7) Represents a $14,683 foreign assignment premium and $3,897, which is the dollar value of the difference between the price paid by Mr. Kannappan for shares of the Company's stock, purchased pursuant to the Company's Senior Executive Stock Purchase Plan, and the fair market value of such stock at the date of purchase.
(8) Reflects $53,998 in commissions paid by the Company to Mr. Kannappan in 1996.

OPTION GRANTS

         The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the fiscal year ended March 29, 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                       INDIVIDUAL GRANTS(1)                    POTENTIAL REALIZABLE
                      -------------------------------------------------          VALUE AT ASSUMED
                       NUMBER OF     % OF TOTAL                                ANNUAL RATES OF STOCK
                       SECURITIES      OPTIONS     EXERCISE                      PRICE APPRECIATION
                       UNDERLYING    GRANTED TO    OR BASE                      FOR OPTION TERM(2)
                        OPTIONS     EMPLOYEES IN    PRICE    EXPIRATION      -------------------------
        NAME           GRANTED(#)    FISCAL YEAR    ($/SH)      DATE           5%($)          10%($)
        ----             ------          ---        ------    --------       --------        --------
Bruce Gregory .......    10,000          3.2%       $43.75    01/03/07       $275,141        $697,262
David Huddart .......    10,000          3.2         36.875   11/08/06        231,905         587,692
S. Kenneth Kannappan.    15,000          4.8         36.875   11/08/06        347,857         881,539
John A. Knutson .....     5,000          1.6         43.75    01/03/07        137,571         348,631


----------
(1) These options were granted pursuant to the Company's 1993 Stock Plan. The option exercise prices were at the fair market value of the Company's Common Stock on the date of grant. All options expire 10 years from the date of grant, are not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee's lifetime only by the optionee. The options become exercisable at the rate of 37.5% of the total grant 18 months after the date of grant and 2.083% of the total grant each month thereafter. The options are fully vested at four years from the date of grant. To the extent exercisable at the time of employment termination, options may be exercised for an additional two months.
(2) Potential gains are net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.

         The following table sets forth certain information regarding the value of options held by the Named Executive Officers.

                         FISCAL YEAR-END OPTION VALUES


                                                        NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                              OPTIONS                    IN-THE-MONEY OPTIONS
                          SHARES                         AT MARCH 29, 1997(#)           AT MARCH 29, 1997($)(1)
                        ACQUIRED ON     VALUE        ---------------------------    ------------------------------
         NAME           EXERCISE(#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
--------------------    -----------   -----------    -----------   -------------    -----------      -------------
Robert S. Cecil ....         --        $     --        800,922            --        $31,576,753        $     --
Bruce Gregory ......      4,000         159,000         19,956        19,199            733,383         330,563
David Huddart ......        500           9,625          7,167        27,333             72,849         214,151
S. Kenneth Kannappan        900          18,338         14,251        39,849            176,451         350,431
John A. Knutson ....     13,465         302,690            834        10,701             22,205         148,039

----------------
(1) Based on market value of the Company's Common Stock at March 29, 1997 of $43.00, minus the exercise price.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

         In January 1994, the Company entered into a three-year employment agreement with Robert S. Cecil, President and Chief Executive Officer, that amended and restated Mr. Cecil's prior employment agreement. The term of the agreement automatically extends for additional one-year periods unless either the Company or the employee gives advance notice of termination. The agreement provides for an initial annual base salary of $375,000, which was subsequently increased to $435,000 as of January 1994 and $478,500 in January 1996, and which will be reviewed at least annually. Mr. Cecil did not receive an increase in annual base salary in Fiscal Year 1997. The agreement also provides for an annual performance bonus of up to 100% of base salary if the Company significantly exceeds certain performance targets established by its Board of Directors. Under the terms of his employment agreement, Mr. Cecil is entitled to reimbursement of certain expenses in connection with his employment with the Company, including temporary living expenses and reimbursement for taxes. He is also entitled to participate in most Company benefit plans.

         In the event that (i) the Company terminates Mr. Cecil's employment (other than for cause) or (ii) Mr. Cecil terminates his employment voluntarily or as a result of his constructive discharge, or (iii) Mr. Cecil's employment terminates because of death or disability, he (or his beneficiaries in the case of death) will receive continuation of base salary and, in the case of termination other than for cause, certain fringe benefits for two years. If Mr. Cecil's employment ends other than for cause, he will receive up to $100,000 in relocation expenses. Upon termination of Mr. Cecil's employment for any reason other than for cause, he will receive a prorated portion of his bonus. Upon termination of Mr. Cecil's employment for any reason, the Company will provide certain medical benefits to Mr. Cecil and his spouse for their joint lives, provided that the cost of such benefits will not exceed $11,000 per year plus an annual adjustment to reflect increases in the cost of such benefits. In the event his employment terminates due to death or disability, his benefits will be offset to the extent of any disability or death benefits payable under any Company benefit plan. For a period of 60 months following Mr. Cecil's termination of employment with the Company, Mr. Cecil may not perform services for any direct competitor of the Company and may not solicit any of the Company's employees to become employed by any other business enterprise. Covenants not to compete are generally not enforceable under California law.

         Effective January 1996, the Company and Mr. Cecil amended his employment agreement to provide for immediate vesting for all of Mr. Cecil's options; provided that if Mr. Cecil terminates his employment voluntarily or is terminated by the Company for cause, then (i) all unexercised options that would not have been vested but for the amendment will be canceled, (ii) the Company will be entitled to repurchase all shares acquired by Mr. Cecil upon exercise of options that would not have been purchasable by Mr. Cecil but for the amendment ("Restricted Shares"), and (iii) the Company shall be entitled to reimbursement from Mr. Cecil for all Restricted Shares disposed of by Mr. Cecil prior to the date of termination.

         Under the employment agreement, the Company has agreed to indemnify Mr. Cecil to the fullest extent permitted by law so long as Mr. Cecil acts in good faith. Failure by the Company to provide such indemnification is deemed to be a breach of the employment agreement and may be deemed a termination of Mr. Cecil's employment other than for cause.

         The Company entered into an employment agreement with John A. Knutson in March 1994. The agreement provides that if, within two years of a change of control of the Company, the Company terminates Mr. Knutson's employment other than for cause, or he is constructively discharged, or his employment terminates due to death or disability, he, or his beneficiaries, will receive continuation of base salary and fringe benefits for six months or up to 12 months if the executive is unable to obtain subsequent employment. For purposes of the agreement, fringe benefits exclude bonus, profit sharing, deferred compensation or incentive compensation plans. In the event Mr. Knutson's employment is terminated by the Company for cause, he will receive no benefits except as may be provided by the Company's employee benefit plans generally. Under the agreement, a termination is "for cause" only if such termination results from gross misconduct of the executive that is materially injurious to the Company. The agreement also contains a two-year non-compete covenant which takes effect upon termination of Mr. Knutson's employment. However, such covenants are generally not enforceable under California law. Mr. Knutson joined the Company in March 1994 as Vice President--Legal, Senior General Counsel and Secretary.

         The Company entered into employment agreements with Mr. Huddart and Mr. Gregory in March 1996 and November 1993, respectively, and with Mr. Kannappan in March 1996. Such agreements are similar to the agreement with Mr. Knutson.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee (the "Committee") of the Board of Directors is responsible for reviewing and approving the Company's executive compensation policies and the compensation paid to the executive officers. The Committee is comprised of the members named below, all of whom are non-employee directors.

         Following is the report of the Committee describing compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended March 29, 1997. The information contained in such report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

         COMPENSATION POLICIES. The Company's basic compensation philosophy is founded on the idea that compensation should be tied to performance. This philosophy is reflected in the structure of the Company's compensation program, which is designed to link executive compensation to the performance of the Company as well as to the individual contribution of each executive and to make a certain portion of each executive's compensation variable as opposed to fixed. The Company's performance-based compensation program is a total system consisting of base salary and "at risk" incentives that reward executives for the achievement of performance levels designed to increase the stockholder value of the Company. A significant portion of each executive's compensation is dependent upon meeting certain financial goals of the Company and individual performance objectives.

         The guiding principles which form the basis for the Company's compensation program are to (i) provide a total compensation package that will attract highly qualified executives to the Company, motivate such individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are essential for building the Company's business and long-term stockholder value; (ii) establish annual incentives for senior executives that are directly tied to the overall financial performance of the Company as well as to individual performance goals; and (iii) implement long-term incentives to focus executives on managing the Company from the perspective of an owner with an equity stake in the business and align executive compensation with benefits realized by the Company's stockholders.

         There are five basic components of the Company's compensation program:
(i) annual cash compensation in the form of base salary; (ii) annual incentive bonuses which reward executives for achievement against preestablished goals;
(iii) long-term incentive stock options, which are designed to align compensation incentives with the interests of the Company's stockholders; (iv) compensation and employee benefits generally available to employees of the Company, such as the Company's nonqualified cash quarterly profit sharing plan and qualified defined contribution savings plan, including an annual profit sharing component and a qualified salary deferral program under Section 401 (k) of the Internal Revenue Code; and (v) discounted sales of Company Common Stock to senior executive officers pursuant to the Senior Executive Stock Purchase Plan in order to increase investment by such executive officers in the Company and align their interests with other stockholders.

         BASE SALARIES. Base salaries for the Company's executive officers are determined by evaluating each executive's scope of responsibility, prior experience and salary history with a focus on such executive's past performance with the Company and/or expected contribution to the Company's future success. For reference, the Company participates in various executive compensation surveys covering similar industries and publicly-held companies in the San Francisco Bay Area and uses this data to assist it in analyzing competitive salary information in connection with determining appropriate salary levels for the Company's executive officers. After analyzing the surveys, the Chief Executive Officer recommends an annual salary increase budget for approval by the Compensation Committee and further recommends salary increases within such budget for the individual executives on the basis of individual performance during the preceding 12 months as measured against preestablished objectives related to each individual's respective area of responsibility. Performance objectives are proposed by the individual executive, and, thereafter, negotiated and agreed to between the executive and the Chief Executive Officer. For fiscal year 1997, individual adjustments in annualized base salary for the four Named Executive Officers (other than the Chief Executive Officer) named in this proxy statement ranged from 5.0% to 25.0%.

         INCENTIVE BONUS AWARDS. Under the Company's Executive Bonus Plan for fiscal 1997, incentive cash payments were based on the achievement of certain Company operating profit targets as well as individual objectives. A portion of the bonus awards earned under the plans described below were paid on a quarterly basis during fiscal 1997 and fourth quarter and supplemental bonus awards were paid in May 1997 after the close of the fiscal year. The plan is composed of two programs consisting of a regular and a supplemental bonus plan, each designed to reward the performance of officers and certain key employees designated by the Chief Executive Officer, subject to the approval of the Compensation Committee. Under either plan, no bonuses are earned unless the Company meets the profitability targets set by the Board of Directors, regardless of the achievement of individual performance goals by the participants. Under the regular bonus plan, a participant becomes eligible to earn up to a certain percentage of base salary if the Company achieves certain operating profit targets defined by the Board of Directors, provided such executive achieves certain individual performance objectives. Such percentage varies among executives depending upon position, but in no case exceeds 40% except with respect to the Chief Executive Officer for whom the percentage is 60%. Individual performance objectives are proposed by the individual executive and, thereafter, negotiated and agreed to between the executive and the Chief Executive Officer. A portion of such bonus is paid on a quarterly basis to the eligible participants who must be employed by the Company on the last day of the applicable quarter. Such bonuses are paid only after the Company achieves the established targets as follows: when the year-to-date operating profit achieved equals at least 75% of the year-to-date operating profit target set by the Board of Directors, eligible participants may receive up to 50% of eligible bonus awards, or some smaller percentage of such bonus depending upon achievement of individual performance objectives. The percentage payout of bonus may be increased to 75% of eligible bonus if the year-to-date operating profit achieved equals at least 90% of the year-to-date operating profit target and up to 100% of eligible bonus if the year-to-date operating profit achieved equals at least 100% of the year-to-date operating profit target. In all cases, the actual bonus percentage paid to an individual executive depends on the percentage achievement of such executive's individual performance objectives. For example, if the Chief

Executive Officer determines that an executive has achieved 80% of his or her predetermined performance objectives, the executive will receive 80% of the bonus award for which he or she is eligible.

         In addition to the regular bonus plan, the Company maintains a supplemental bonus plan pursuant to which participants may earn up to 100% of base salary (including amounts earned under the regular bonus plan described above) if the Company significantly exceeds operating profit targets established by the Board of Directors. The supplemental bonus amounts are payable from a pool comprised of 25% of the operating profits, if any, which the Company earns beyond the operating profit targets established under the regular bonus plan. Participants are eligible to share in the supplemental bonus pool pro-rata based on the ratio of such participant's annual base salary to the aggregate base salaries received by all eligible participants. Total bonuses paid under both the regular and supplemental bonus plans cannot exceed 100% of a participant's annual base salary paid. The percentage of bonus earned by each participant under the supplemental bonus plan, as is the case under the regular bonus plan, is based on such participant's percentage achievement measured against pre-established individual performance objectives as determined by the Chief Executive Officer. Supplemental bonus amounts are payable within 90 days after completion of the Company's audited financial statements at fiscal year end to participants who must be employed by the Company on the payment date. In the event of death of a participant during the second half of the fiscal year, in which case such participant will be treated as having been employed on the payment date and any supplemental bonus earned will be paid to such participant's estate. Additionally, the plan provides for the payment prior to the end of a calendar year (at the option of the Compensation Committee) of 75% of estimated bonus awards under both the regular and the supplemental bonus plans based on a forecast by the Chief Executive Officer of operating profits for the fiscal year and an estimate of bonus attainments. If such early payment is made, participants who elect to receive the early payout of bonus awards under this feature of the plan are required to sign a written agreement promising to repay any amount paid that exceeds the amount ultimately determined that the participant is entitled to receive under the plans based on final audited operating profits. No such early payments were approved or made during fiscal 1997.

         The Company's operating profits improved by 6% in fiscal year 1997 and the Company achieved better than 100% of the operating profit targets as defined by the Board of Directors for purposes of the regular and supplemental bonus plans. Accordingly, participants were eligible to receive, and bonuses were paid, up to 100% of eligible bonus amounts under both bonus plans. Additional bonus amounts, primarily from the operating profit pool, were paid to certain participants at the discretion of the Board of Directors.

         STOCK OPTIONS. The Company provides long-term incentives to executive officers through its 1993 Stock Plan, adopted by the Board of Directors in September 1993. In order to attract and retain highly qualified executives and to ensure that the interests of the executive officers will coincide with the interests of the Company's stockholders, stock options constitute a significant portion of the Company's incentive compensation program for executives. Options granted under the 1993 Stock Plan incorporate vesting schedules to encourage employees to remain with the Company. Generally, in granting options to executives, the Compensation Committee takes into consideration the individual's position with the Company, responsibilities, past performance and future potential to influence the long-term growth and profitability of the Company, as well as the individual's existing equity interest in the Company, giving primary weight to position, responsibilities and performance.

         SENIOR EXECUTIVE STOCK PURCHASE PLAN. On November 4, 1996 the Board of Directors adopted the Company's Senior Executive Stock Purchase Plan (the "SEP") effective as of January 1, 1997 to facilitate purchases of Company stock by senior executives and thus create long-term incentives to focus executives on managing the Company and align executive compensation with benefits realized by the Company's stockholders. The SEP is a voluntary plan and its goal is to encourage the Chief Executive Officer and all vice presidents who participate in the Company's Supplemental Bonus Plan to acquire, over a five year period, Company stock with a value, in the case of the CEO, of twice annual base salary, and in the case of the other participants, equal to annual base salary. For purposes of evaluating whether the target ownership levels are met, stock purchases, exercise of options, and stock held in the Company's Basic Deferred Compensation Plan, the Company's Annual Profit Sharing/Individual Savings

Plan (401k Plan) and the executive's Individual Retirement Account are aggregated. To encourage such purchases, the Company offers treasury shares to the participating senior executives at a discount. Shares are sold under the SEP at a price equal to the greater of (i) 95% of the price set by the Board of Directors on an annual basis or (ii) 85% of the fair market value of the stock on the date of the transaction. However, if the fair market value falls below the Board's annual set price, then a 5% discount off the fair market value on the date of the transaction applies. The Board has set an annual price for 1997 of $36.875 per share, the Company's closing stock price on the date the Board adopted the SEP. To facilitate purchases necessary to achieve the target levels of stock ownership, the Company also offers a loan program, with the amounts borrowed to be repaid on a periodic basis within five years or less, to be evidenced by a promissory note, and secured by the stock purchased and by a personal guarantee. To date no such loans have been made.

         COMPENSATION OF CHIEF EXECUTIVE OFFICER. The compensation of the Chief Executive Officer in fiscal 1997 was approved by the Compensation Committee pursuant to an employment agreement (the "Employment Agreement") between the Company and the Chief Executive Officer (described in this Proxy Statement under the caption "Additional Information--Employment Agreements and Change-in-Control Arrangements"). In making compensation decisions with respect to the Chief Executive Officer, the Compensation Committee refers to Mr. Cecil's Employment Agreement, and also generally applies the compensation philosophy described above. Mr. Cecil received 100% of the bonus amount for fiscal 1997 for which he was eligible under the Company's regular and supplemental bonus plans. Mr. Cecil's fiscal 1997 bonus was determined (pursuant to his Employment Agreement) in accordance with the Company's Executive Bonus Plan approved by the Board of Directors. The Company did not issue any new stock option grants to Mr. Cecil during fiscal years 1995, 1996 or 1997.

         TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Beginning in 1994, Section 162 of the Internal Revenue Code of 1986, as amended (the "Code"), limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such individual does not exceed $1 million or meets certain specified conditions (including stockholder approval and pre-Initial Public Offering plan exception). Based on the Company's current compensation plans and policies, the Company and the Committee believe that, for the near future, there is little risk that the Company will lose any material tax deduction for executive compensation.

                                    Members of the Compensation Committee:

                                              John Mowbray O'Mara
                                                Trude C. Taylor
                                                 J. Sidney Webb

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In September 1993, the Board of Directors of the Company appointed a Compensation Committee consisting of directors Taylor and Webb. Mr. O'Mara was appointed to the Compensation Committee in March 1994. Mr. Taylor is a former officer and director of Zehntel, a former subsidiary of the Company's former operating subsidiary, Plantronics, Inc. He served as Chairman of the Board of Zehntel from 1984 to 1987 and as Chief Executive Officer of Zehntel from 1984 to 1985.

COMPANY'S STOCK PERFORMANCE

         Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the NYSE Stock Market index and a peer group index for the period commencing on the morning of January 20, 1994 and ending on March 27, 1997. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

         The graph assumes that $100 was invested on the morning of January 20, 1994 in the Company's Common Stock at the initial public offering price of $12.50 per share and in each index (based on prices from the close of trading on January 19, 1994), and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. The Company operates on a 52 or 53 week fiscal year which ended on March 29, 1997. Under the assumptions stated above, over the period from January 20, 1994 to March 27, 1997 the total return on an investment in the Company would have been 244.0%, as compared to only 68.5% for the NYSE Stock Market index and 64.7% for the NYSE/AMEX/NASDAQ Communications Equipment Stocks index shown below.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                              PERFORMANCE GRAPH FOR
                                PLANTRONICS, INC.



Prepared by the Center for Research in Security Prices and by Plantronics, Inc. Produced on 06/12/97 including data to 03/27/97








                             [PERFORMANCE GRAPHIC]











                                             Legend
CRSP Total Returns Index for:                01/19/94   04/01/94   03/31/95    03/29/96   03/27/97
-----------------------------                --------   --------   --------    --------   --------
Plantronics, Inc.                              100.0      122.0      221.0      302.0      344.0
NYSE Stock Market (US Companies)               100.0       94.8      107.5      141.4      168.7
NYSE/AMEX/NASDAQ Stocks (SIC 3660-3669 US      100.0       92.3      116.7      159.4      166.1
Companies) Communications Equipment

NOTES:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 01/19/94 (for the NYSE and Communications Equipment comparison series based on the close of market on 01/19/94, and for Plantronics, Inc. based on its initial public offering price of $12.50).

                              CERTAIN TRANSACTIONS

         During fiscal year 1995, Mr. Hindmarch became indebted to the Company in the principal amount of $200,000. The loan was extended to Mr. Hindmarch for the purpose of assisting Mr. Hindmarch in connection with the relocation of his personal residence. The note bore interest at a rate of five percent (5%) per annum, was secured by a deed of trust on real estate in California and was due on or before November 16, 1999. In August 1996, Mr. Hindmarch paid in full the note and all interest accrued thereon.

         The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.


                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal year 1997, all filing requirements applicable to its executive officers and directors were complied with.


                                  OTHER MATTERS

         The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                              FOR THE BOARD OF DIRECTORS



                                              John A. Knutson
                                              Secretary

Dated:  June 23, 1997

                                  DETACH HERE               Preliminary Copy

          This Proxy is solicited on behalf of the Board of Directors

                               PLANTRONICS, INC.

                      1997 ANNUAL MEETING OF STOCKHOLDERS

P                               July 30, 1997

R         The undersigned stockholder of PLANTRONICS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of
O Stockholders and Proxy Statement, each dated June 23, 1997, and hereby appoints Robert S. Cecil and John A. Knutson, and each of them, proxies and
X attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997
Y Annual Meeting of Stockholders of PLANTRONICS, INC. to be held on July 30, 1997 at 3:00 p.m. local time, at Plantronics, Inc., 375 Encinal Street, Second Floor, Santa Cruz, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

                                                                    -----------
                                                                    SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
                                                                    -----------

                                  DETACH HERE

        Please mark votes
[X]     as indicated in
        this example

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS FOR THE INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 25,000,000 TO 40,000,000, AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                                                                            FOR   AGAINST   ABSTAIN

     1. Election of Directors                                   2. PROPOSAL TO INCREASE THE AUTHORIZED       [ ]     [ ]       [ ]
        Nominees: Robert S. Cecil; Robert                          NUMBER OF SHARES OF COMMON STOCK FROM
        F.B. Logan; M. Saleem Muqaddam;                            25,000,000 TO 40,000,000 SHARES.
        John Mowbray O'Mara; Trude C.
        Taylor; J. Sidney Webb; and David
        A. Wegmann

                  FOR             WITHHELD
        [ ]       ALL       [ ]   FROM ALL
                NOMINEES          NOMINEES
                                                                                                            FOR   AGAINST   ABSTAIN
                                           MARK HERE            3. PROPOSAL TO RATIFY THE APPOINTMENT OF
        [ ]                                FOR ADDRESS  [ ]        PRICE WATERHOUSE LLP AS THE INDEPENDENT   [ ]     [ ]       [ ]
             ---------------------------   CHANGE AND              PUBLIC ACCOUNTANTS OF THE COMPANY FOR
             For all nominees except as    NOTE BELOW              FOR FISCAL 1998.
             noted above
                                                                   and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

                                                                (This Proxy should be marked, dated and signed by the stockholder(s)
                                                                exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons acting in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property both should sign.)

Signature:                                      Date:           Signature:                                          Date:
          -------------------------------------      ----------           -----------------------------------------      ----------